UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

INTERNATIONAL GAME TECHNOLOGY PLC
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-36906	98-1193882
(State or another jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10 Finsbury Square, Third Floor
London EC2A 1AF
United Kingdom
(Address of principal executive offices and zip code)

Pierfrancesco Boccia
Senior Vice President and Corporate Secretary
Telephone: (401) 392-1000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒   Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ———.

SECTION 1                            CONFLICT MINERALS DISCLOSURE

Item 1.01                                            Conflict Minerals Disclosure and Report

International Game Technology PLC (the “Company”) has filed a Conflict Minerals Report, as set forth in Exhibit 1.01 attached hereto.

Conflict Minerals Disclosure

This Form SD and the Company’s Conflict Minerals Report, are publicly available at www.igt.com as well as the SEC’s EDGAR database at www.sec.gov.

Item 1.02                                            Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2                            RESOURCE EXTRACTION ISSUER DISCLOSURE

Not applicable.

SECTION 3                            EXHIBITS

Item 3.01                                            Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 29, 2025	INTERNATIONAL GAME TECHNOLOGY PLC
(Registrant)

	By:	/s/ Pierfrancesco Boccia
Pierfrancesco Boccia Corporate Secretary

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